INVESTMENT ADVISORY AGREEMENT

     This Investment Advisory Agreement (the "Agreement") is entered into this 18th day of September, 1997, by and between Diversified Strategies Fund, L.P. (the "Client"), Encore Capital Management, L.L.C. (the "Advisor").

     WHEREAS, the Client wishes to selectively invest in private placement offerings of publicly traded companies and options thereon pursuant to Regulation D of the Securities Exchange Commission Act of 1933 (collectively, "Investments"); and

     WHEREAS, the Advisor has experience in making such Investments; and

     WHEREAS, the Client wishes to retain the Advisor to manage a portion of its assets in such manner; and

     WHEREAS, the Advisor has agreed to provide such advisory services.

     NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

     1. Appointment of Advisor. Client will establish an account (the "Account") at Lehman Brothers, in an initial amount of $4,000,000.00 and appoints the Advisor as its exclusive investment advisor for the Account.

     2. Authority. Advisor will supervise and direct Investments for the Account. Advisor will make investment decisions with respect to the Investments and place transaction orders with brokers and dealers as determined in good faith by Advisor.

     3. Investment Objectives and Restrictions. The Account will be managed by the Advisor in a manner substantially identical to that set forth in the Private Placement Memorandum for Encore Opportunity Fund, L.L.C., dated February 19, 1997 ("Investment Objectives"). While the Investment Objectives will be substantially identical, Client acknowledges that the trading of the Account will not necessarily be identical to the trading of Encore Opportunity Fund, L.L.C. in all respects, although it may be the same.

     4. Prime Broker. Advisor will not take custody of any assets of the Account, but will issue settlement instructions to the Prime Broker designated by Client ("Prime Broker"). The initial Prime Broker shall be Lehman Brothers. The Prime Broker may be changed from time to time upon the written instructions of Client. All transactions authorized by this Agreement shall be made by payment to or delivery by Prime Broker. Advisor shall not act as Prime Broker or at any time have possession of cash or securities of the Account with the exception where the Advisor would have custody of the certificates of unregistered convertible securities in order to effectively manage the conversion process.

     5. Brokerage. In executing all transactions, the Advisor will select a broker/dealer who will not charge a commission in excess of similar customary institutional transactions. Brokerage commissions shall not exceed $.06 (six cents) per share without prior authorization from the Client.

     6. Account Information. Client will provide, or instruct Prime Broker to provide, Advisor with information Advisor may request, including account status on a daily basis.

     7. Valuation. Any equity security listed on a national securities exchange shall be valued at the last quoted bid price on the valuation date on the principal exchange on which the security is traded. Any other security or asset shall be valued in a manner determined in good faith by the Advisor to reflect its fair market value. Notwithstanding the foregoing, the Private Placement Memorandum for Encore Opportunity Fund, L.L.C. ("PPM") shall govern the valuation methodology.

     8. Compensation. The compensation of Advisor shall be calculated and paid in accordance with the attached Schedule A.

     9. Service to Other Clients. It is understood that Advisor and its affiliates may give advice and take action for other clients which differs from advice given or the timing or nature of action taken for the Account. Advisor is not obligated to initiate transactions for the Account in any security which Advisor, its principals, affiliates or employees may purchase or sell for their own accounts or for other clients.

     10. Confidential Relationship. Information furnished by either party to the other, including their respective agents and employees, is confidential and shall not be disclosed to third parties unless requested by a regulatory authority or otherwise required by law.

     11. Proxies. Client hereby agrees, until further notice, that Advisor shall have the right to vote all proxies for securities held in the Account.

     12. Expenses. The Advisor will render its management and advisory services pursuant to this Agreement at its own expense. The Client will be responsible for all other expenses relating to the Account, including, but not limited to, brokerage commissions, interest on debit balances and taxes.

     13. Liability for Losses. Advisor will not be liable for any loss suffered by reason of any investment decision, recommendation or other action taken or omitted in what Advisor in good faith believes to be the proper performance of its duties hereunder. Advisor will be liable, however, for any loss suffered due to material lack of conformance with the Investment Objectives set forth in Section 3. Advisor will not, in any event, be liable for any act or failure to act by any Prime Broker or broker with whom the Client or Advisor may deal in connection with the subject matter of this Agreement. Nothing contained herein, however, shall constitute a waiver of any rights of Client under applicable Federal or State securities law.

     14. Representations and Warranties of the Advisor. The Advisor hereby represents and warrants to the Client that:

         (a) It is a corporation duly organized and validly existing under the laws of the State of Delaware and is qualified to do business and is in good standing in each other jurisdiction in which the nature or conduct of its business requires such qualification and in which the failure to so qualify would materially adversely affect its ability to conduct its business activities.

         (b) It has full corporate power and authority to perform its obligations under this Agreement.

         (c) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Advisor and is a valid and binding agreement of the Advisor enforceable in accordance with its terms.

         (d) The execution and delivery of this Agreement, the incurring of the obligations set forth in this Agreement and the performance of such obligations will not violate, or constitute a breach of or default under the Articles of Incorporation of the Advisor or any agreement or instrument by which it is bound or, to the best of the Advisor's knowledge, any order, rule, law or regulation applicable to the Advisor of any court or any governmental body or administrative agency or self-regulatory authority having jurisdiction over the Advisor.

         (e) There is not pending or, to the best of the Advisor's knowledge, threatened, any action, suit or proceeding before or by any court or other governmental or self-regulatory authority to which the Advisor is a party which might reasonably be expected to result in any material adverse change in the financial condition or regulatory qualifications of the Advisor.

         (f) It will exercise good faith and due care and will, under no circumstances, deliberately use any procedures in discharging its obligations hereunder that it or any of its principals knows or has reason to believe is, in view of the constraints imposed on the Advisor by the Client, materially inferior to the procedures employed for any other account for which the Advisor or any of its principals or affiliates discharges obligations (either alone or in conjunction with others) similar to those undertaken by the Advisor hereunder.

         (g) It will promptly notify the Client of any material change in any of the foregoing representations and warranties or of any material change in the investment approaches or strategies to be utilized in connection with this Agreement.

     15. Representations and Warranties of the Client. The Client hereby represents and warrants to, the Advisor that:

         (a) It is a limited partnership duly organized and validly existing under the laws of the State of Illinois and is qualified to do business and is in good standing in each other jurisdiction in which the nature or conduct of its business requires such qualification and in which the failure to so qualify would materially adversely affect its ability to conduct its business activities.

         (b) It has full discretionary power and authority to perform its obligations under this Agreement.

         (c) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Client and is a valid and binding agreement of the Client enforceable in accordance with its terms

         (d) There is not pending or, to the best of the Client's knowledge, threatened, any action, suit or proceeding before or by any court or other governmental or self-regulatory authority to which the Client is a party which might reasonably be expected to result in any material adverse change in the financial condition or regulatory qualifications of the Client.

         (e) It understands and acknowledges that (i) the trading of securities is speculative and involves a high degree of risk (ii) there can be no assurance that profits will be realized, or losses avoided or limited, as a result of the investment activities by the Advisor hereunder, and (iii) no "safe" investment system has ever been devised and that the Advisor cannot guarantee profits or freedom from losses.

         (f) It will promptly notify the Advisor of any material change in any of the foregoing representations and warranties.

     16. Termination: Assignment. This Agreement may be terminated by either party at any time upon three (3) days prior written notice to the other. In the event that this Agreement is terminated on a date which is not the end of the fiscal year, the Incentive Fee compensation due to Advisor pursuant to Schedule A shall be prorated to the date of termination and shall be due and payable as though the termination date were the last day of the fiscal year. No assignment of this Agreement by Advisor shall be effective without the prior written consent of Client.

     17. Indemnification.

         (a) To induce Advisor to act under this Agreement, Client agrees for itself and its successor or assigns, if any, that in the event of the termination of the Agreement, it or its successor or assigns will indemnify Advisor against and hold Advisor harmless from any loss suffered or liability incurred as a result of any action taken by Advisor after such termination except if such action was in direct violation of the Investment Objectives. The foregoing obligation of Client to hold Advisor harmless and to indemnify same shall include, without limitation, the reimbursement of all expenses and damages incurred by Advisor including without limitation, reasonable attorney's fee incurred at the trial and appellate levels. The term "Advisor," as used in subparagraph (a) shall include the Advisor and any officer, director or controlling shareholder of Advisor.

         (b) Advisor shall indemnify and hold harmless Client and its controlling persons from and against any and all losses, claims, damages, liabilities, costs, and expenses, including any reasonable attorney's fees related to, based upon or arising from the Advisor's acts or omissions constituting (i) willful misconduct or gross negligence or a material breach of any fiduciary obligation to Client or conduct not done in good faith or in the reasonable belief that it was in, or not opposed to, the best interest of Client, or (ii) a material breach of this Agreement on the part of Advisor.

     18. Status of the Advisor. It is understood and agreed that the Advisor shall be deemed to be an independent contractor of the Client and that the Advisor shall not have authority to act for or represent the Client in any way and shall not otherwise be deemed to be agent of the Client. Nothing contained herein shall create or constitute the Advisor and the Client as members of any partnership, joint venture, association, syndicate, unincorporated business, or other separate entity, nor shall be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or Liability on behalf of any other such entity.

     19. Notices. Notices under this Agreement shall be in writing and shall be delivered at the addresses specified herein, or at such other address as either party may specify by notice given in accordance herewith.


         If to the Client, to:

         Diversified Strategies Fund, L. P.
         108 South Madison Avenue
         Louisville, Kentucky 40243
         Attn: Neil P. Ramspy
         Facsimile Number: 502-245-6737



         If to the Advisor, to:

         Encore Capital Management, L.L.C.
         12007 Sunrise Valley Drive, Suite 460
         Reston, Virginia 20191
         Attn: James Q. Chau
         Facsimile Number: 703-476-7711


     20. Governing Law. The validity of this Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Illinois, United States of America.

     21. Entire Agreement; Counterparts. This Agreement sets forth the entire agreement of the parties relating to the subject matter hereof, except as otherwise set forth herein. This Agreement may be executed in one or more counterparts, each of which shall, however, together constitute one and the same document.

     22. Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

     IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

DIVERSIFIED STRATEGIES FUND, L.P.

By:  /s/ Neil P. Ramsey
     --------------------------------
     Neil P. Ramsey
     President, Ramsey Financial, Inc.
     General Partner
     Diversified Strategies Fund, L.P.


     ENCORE CAPITAL MANAGEMENT, L.L.C.

By:  /s/ James Q. Chau
     --------------------------------
     James Q. Chau
     Managing Member and President

                                 SCHEDULE A


                                COMPENSATION

As compensation for the management services to be provided hereunder, the Client shall pay the Advisor the following compensation;

     (a) A management fee, for each calendar quarter during which the Advisor is engaged in the management of the Assets hereunder, in an amount equal to 1/4 of 1-1/2% (1-1/2% per annum) of the Net Asset Value of the Assets (as defined below) on the last business day of such quarter. The management fee for any calendar quarter during which the Advisor is engaged in the management of the Assets for less than a full quarter shall be calculated on a pro rata basis. This management fee will be payable on the following schedule if client increases their account size above the original
$4,000,000:

                      Annual Management
          Assets                   Fee (Incremental Rate)
          ------                   ----------------------

          $0-$4MM                    1.5%
          $4-$6MM                    1.0%
          $6MM+                       .5%
         Eg. +$7MM Account Size

4,000,000 (1.5%) + 2,000,000 (1.0%) + 1,000,000 (0.5%) = $85,000
                     annually (prorated quarterly)

         (b) A performance fee, for each calendar year during which the Advisor is engaged in the management of the Assets hereunder, in an amount equal to 20% of any Trading Profits (as defined herein) generated by the Advisor in the Account during such year. For any calendar year during which the Advisor is engaged in the management of Assets for less than a full year, Client shall pay Advisor an asset based fee calculated at 20% of any Trading Profits for such period.

         (c) Any fees due to the Advisor hereunder shall be paid from the Account, not later than the twentieth business day of the month immediately following the conclusion of the respective payment period for which such fees are due. The Advisor shall provide the Client with a statement reflecting the amount of any fees due for a given period, by not less than the fifth business day of the month immediately following the conclusion of such payment period.

         (d) For purposes of this Agreement, the Net Asset Value of the Assets shall be defined as (i) the sum of (A) the value of all cash on deposit in the Account(s), (B) the net unrealized profit or loss on all open Investments held in the Accounts as of the end of the period for which the calculation is made, based on the settlement price on the exchange on which such positions were established on the last business day of such period (C) the net unrealized profit or loss on all open Investments, based on quotations furnished by dealers or pricing services selected by the Client provided that, if no such quotations are available, such positions shall be valued by the Client in its reasonable good faith judgment, (D) the purchase price of any Treasury Bills held in the Account(s), and (E) the value of any portion of the Assets held in the Custodial Account(s); less (ii) the sum of
(A) commissions paid on liquidated positions and accrued on open positions during such period, and (B) management and performance fees paid or accrued to the Advisor for such period. To the extent there is any inconsistency with respect to the determination of the Net Asset Value, the methodology stipulated in the PPM shall govern.

         (e) "Trading Profits," for the purposes of this Agreement, shall be defined as (i) the sum of: (A) the net of all realized profits and losses on Account positions liquidated during the respective period, after subtraction of brokerage commissions, and (B) the net of all unrealized profits and losses on Account positions open as of the end of the calendar respective period, including brokerage commissions which would be incurred in liquidating the open positions; (ii) less: (C) the net of all unrealized profits and losses on Account positions open at the end of the previous calendar respective period, plus the accrued commissions on open positions from the previous calendar respective period, (D) any expenses directly related to trading (i.e. give up charges) incurred during the respective period, and (E) any cumulative net realized trading losses (which shall not include performance fee expenses) from the Advisor trading of the Account carried forward from all previous periods since the last period for which a performance fee was payable. Interest income shall not be included in the calculation of Trading Profits.

         (f) With regard to the carry-forward loss referred to above, it the Client withdraws funds from the Account during a period when there is such a carry-forward loss, the loss shall be reduced, at the time of the withdrawal, by the percentage obtained by dividing the amount of the withdrawal by the Net Asset Value of the Account immediately before the withdrawal.